Exhibit 10.12

September 1, 2006

Masatsune Okajima

City Nokendai Tsudoinomachi Ichibankan #1106

4-3-15 Nokendai Kanazawa-ku Yokohama-shi

Kanagawa-ken, Japan 236-0057

Dear Mr. Okajima:

This letter sets forth the basic terms and conditions of your employment with MediciNova, Inc., a Delaware corporation (the “Company”) and is contingent upon the results of your background check. Your effective date of hire will be September 1, 2006. By signing this letter, you will be agreeing to the terms set forth in this letter. It is important that you understand clearly both what your benefits are and what the Company expects of you.

1. Salary

Your salary will initially be set at $18,333.33 monthly. Any amounts paid as salary may be subject to regular payroll deductions, if applicable, and will be paid on a monthly basis. As a general matter, your salary will be reviewed annually, but the Company reserves the right to change your compensation from time to time on reasonable notice. You are eligible to receive an annual discretional, performance-based bonus at the end of the year of up to 20% of the base salary and up to $10,000 of relocation support if there is a move within Japan within 12 months of hire. You will be granted options to purchase an aggregate of 400,000 shares of the Company’s common stock under the 2004 Stock Incentive Plan as provided in the following schedule:

Vesting Start Date	Exercise Price	No. of Shares	Type of Option
September 1, 2006	265 yen	150,000	Incentive
September 1, 2006	400 yen	250,000	Incentive

Vesting:	All shares covered by these options shall vest in equal monthly installments over a four-year period beginning on the vesting start date.

Additionally, in the event that the stock price of the Company trades on the Osaka Securities Exchange at a price of 400 Yen or higher on any three (3) days during the nine months following your effective date of hire (as adjusted for any stock split, reverse stock split or similar adjustment to the capital of the Company effected without receipt of consideration by the Company), you will be granted an option to purchase 200,000 shares of the Company’s common stock under the 2004 Stock Incentive Plan, with an exercise price equal to the closing price of the Company’s stock on the third day the Company’s stock price trades at or above 400 Yen (the “Bonus Option”). The Bonus Option shall vest in equal monthly installments over a four-year period beginning on the vesting start date.

2. Duties

Your job title will be Vice President and Head of Japanese Office, reporting to the CEO.

As an employee of the Company, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are also required to follow office policies and procedures adopted from time to time by the Company and to take such general direction as you may be given from time to time by your superiors. The Company reserves the right to change these policies and procedures at any time. (See also Term of Employment in Paragraph 7 below).

Normal business hours of the Company are from 8:30 a.m. to 5:00 p.m., Monday through Friday. However, these hours may change as needed to meet the business needs of the Company. As an employee exempt from overtime pay, you are expected to work the number of hours required to get the job done.

3. Other Activity

You may engage in outside consulting or advisory work on your own time, upon prior written consent of the CEO, provided that it does not interfere with your work and provided that it is not competitive with the Company or that it will not create a conflict of interest with the Company, or that it will not otherwise interfere with the business of the Company, or any affiliate of the Company, or your duties as an employee of the Company.

4. Proprietary Information Agreement

You will be required to sign and abide by the terms of the attached Proprietary Information and Inventions Agreement, which is incorporated into this agreement by reference as Exhibit A.

5. Representations and Warranties of Employee

You represent and warrant to the Company that you are not subject to any non-compete, non-solicitation, or non-disclosure agreements with third parties that will prohibit or restrict your employment by the Company, the performance of your duties as an employee, or that will require the disclosure of any third party’s confidential information. You further agree to indemnify and hold the Company harmless from and against any claims, damages, liabilities, or expenses, including attorneys’ fees, if at any time your representations in this regard shall cease to be true and accurate. You further represent and warrant that all information provided to the Company during your application for employment, including your application and resume, is true and correct.

6. Employee Benefits

You will be eligible to receive an annual paid time off (“PTO”) from work for vacations, personal business, personal illness or family business in accordance with the Company’s current PTO policy and holidays. You will receive a benefits adjustment for $15,000.00, equally divided monthly. You will also be eligible for life and disability insurance. You will be responsible to take the necessary steps to ensure that you are covered by workers’ compensation insurance, unemployment, and pension and welfare under the Japanese system. The Company will contribute 50% of the premium cost as required by Japanese law.

7. Term of Employment

Your employment with the Company is “at-will.” This means that either you or the Company can terminate your employment at any time for any reason, with or without cause. As per Japanese Labor Standards Law, the Company will provide at least 30-days prior dismissal notice or 30-days pay in lieu thereof or a combination of such notice and pay requirements. In addition, you will give the Company eight (8) weeks notice of your intention to leave the Company’s employ. In the event of termination of your at-will employment by the Company, but in the circumstance of a “not-for-cause” termination, the Company will provide six (6) months of severance after completion of a probationary period after three (3) months of employment that will be canceled upon your new employment after termination.

Other than the CEO of the Company, no one may make any agreement for any relationship other than “at will,” and any such agreement must be in writing signed by the President. No implied contract concerning the duration of your position with the Company can arise or be created by any means, including any statement, conduct, policy or practice. All other terms and conditions of your position with the Company may be modified at the sole discretion of the Company with or without cause and with or without notice. Examples of the types of such terms and conditions which are within the sole discretion of the Company include, but are not limited to, the following: promotion; demotion; transfers; hiring decision; compensation; benefits; qualifications; discipline; layoff or recall; rules; hours and schedules; work assignments; job duties and responsibilities; production standards; subcontracting; reduction, cessation or expansion of operations; sale, relocation, merger or consolidation of operations; determinations concerning the use of equipment, methods or facilities; or any other terms and conditions that the Company may determine to be necessary for the safe, efficient and economic operation of its business. Other than the CEO, no one may make any agreement limiting the Company’s discretion to modify such other terms and conditions. Only the CEO may make any such agreement and then only in writing. No implied contract concerning any such other term or condition of your relationship with the Company can be established by any other statement, conduct, policy or practice.

8. Resolution of Disputes

You agree that any controversy or claim arising out of or relating to this agreement or any other written agreement between you and the Company, the actual or alleged breach of any such agreement, or the relationship between you and the Company shall, to the fullest extent authorized by law, be resolved through binding arbitration in San Diego, California. Such arbitration shall be conducted pursuant to the Company’s Arbitration Policy & Agreement, a copy of which is attached hereto and incorporated herein by reference as Exhibit B. Arbitration shall be the exclusive and binding dispute resolution process between you and the Company. All decisions of the arbitrator shall be final, binding and conclusive on all parties.

You acknowledge that by agreeing to the Company’s Arbitration Policy, both you and the Company are waiving their respective rights to have disputes resolved in a court of law and to a jury trial with respect to claims rising from or relating to this agreement, including claims encompassed by the arbitration agreement, and are proceeding with an adjudication process with limited discovery rights and limited appeal rights. A neutral arbitrator, rather than a judge or jury, will decide the dispute.

9. Integrated Agreement

This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by you and the CEO of the Company. Notwithstanding the foregoing, nothing in this Agreement limits, amends or supersedes the Proprietary Information and Inventions Agreement or the Arbitration Policy & Agreement entered into between the Company and Employee.

10. Choice of Law/Venue

The formation, construction, and performance of this Agreement will be construed in accordance with the laws of Japan. The parties agree that the venue for any proceeding related to or arising out of this Agreement shall be San Diego, California.

11. Construction/Breach

This Agreement shall not be construed for or against either party on the ground that such party, or its legal representative, drafted the Agreement or any portion thereof. The waiver of any breach of this Agreement by either party shall not constitute a waiver of consent to any further or subsequent breach by any party.

12. Severability

If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

Mr. Okajima, we look forward to having you join the Company. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

Very truly yours,

By:	/s/ Yuichi Iwaki
Yuichi Iwaki, M.D., Ph.D.
Chairman and CEO
MediciNova, Inc.

I agree to the terms of employment set forth in this Agreement.

Signature:	/s/ Masatsune Okajima	September 1, 2006
Name:	Masatsune Okajima	Date